EXHIBIT 99.1


FOR IMMEDIATE RELEASE

EDUVERSE.COM CO-FOUNDER, PRESIDENT & CEO RESIGNS

Reno, Nevada, October 10, 2000 -- Mark E. Bruk, Co-Founder of eduverse.com(TM) (OTC BB: EDUV), announced today his resignation as President, Chief Executive Officer and Chair of the Board of eduverse.com to pursue other interests. Marc Crimeni, Co-Founder and formerly Executive Vice President of eduverse.com, has been appointed CEO, President and Chair of the Board of Directors.

The Company wishes Mark success in his new endeavors.

"eduverse.com is well positioned to take advantage of the products, brands and strategic relationships the Company has built over the past two years," stated Marc Crimeni, President and CEO of eduverse.com. "Over the next Quarter, the Company will be focused on releasing a new premium suite of products, adding ed-commerce to our freeENGLISH.com web site, leveraging our existing global relationships, and hiring an in-house investor relations professional to assist in communicating the true value of eduverse.com's significant accomplishments."


About eduverse.com
------------------
eduverse.com is building the world's largest networked audience by partnering with Ministries of Education. Worldwide there are more students on Ministry of Education networks with daily computer access than there are Internet users. The Company is partnered with Ministries of Education in China, Thailand and Malaysia, and is on schedule to complete 18 additional partnership agreements, which combined represent over 650 million students, by 2001.

With its proprietary technology, the Company currently offers Global 100 advertisers, such as IBM, Ford Motor and General Electric, the most advanced targeting and delivery system for advertisements available today. The Company's technology can deliver advertisements targeted by age, gender, school, city, country, date-range, time span and specialty elements via Intranets, the Internet and CD-ROM.

eduverse.com also provides educational content to some of the Internet's leading players including: AOL.com, StarTV.com, Sina.com, Acer's 1to80.com, learn2.com, ZapMe.com, Parlo.com and eHOLA.com. The Company's products are also available at its web portal www.FreeEnglish.com.

eduverse.com is based in Reno, Nevada. For more information on the Company, call
(604) 623-4864 or visit the Company's corporate web site at www.eduverse.com or email info@eduverse.com.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Some information included in this press release contains statements that are forward-looking. Such forward-looking information involves significant risks and uncertainties that could affect anticipated results in the future and, accordingly, these results may differ materially from those expressed in any forward-looking statements made by or on behalf of the company. For a description of additional risks and uncertainties, please refer to the company's filings with the Securities and Exchange Commission.

Investor Relations
Contact:  Vaughn Barbon
Tel: (877) 623-4864, (604) 623-4869
Email: invest@eduverse.com